Exhibit 10.1

Execution Version

sponsor agreement

This Sponsor Agreement (this “Agreement”), dated as of July 13, 2018, is made and entered into by and among Matlin & Partners Acquisition Corporation, a Delaware corporation (“MPAC”), USWS Holdings LLC, a Delaware limited liability company (“USWS”), Matlin & Partners Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), and, solely for purposes of Sections 7 through 12, Cantor Fitzgerald & Co. (“Cantor”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.” Each capitalized term used and not otherwise defined in this Agreement has the meaning given to such term in the Merger and Contribution Agreement (as defined below).

recitals

WHEREAS, concurrently with the execution and delivery of this Agreement, MPAC and USWS are entering into that certain Merger and Contribution Agreement, dated as of July 13, 2018, by and among MPAC, MPAC Merger Sub LLC, USWS, the Blocker Companies (as defined therein), and, solely for the purposes described therein, the Seller Representative (as defined therein) (as it may be amended from time to time, the “Merger and Contribution Agreement”);

WHEREAS, Sponsor, together with certain individuals who are members of MPAC’s board of directors and/or management team (each, an “Insider”), has entered into that certain letter agreement (Re: Initial Public Offering) with MPAC, dated March 9, 2017 (the “Letter Agreement”);

WHEREAS, as of the date of this Agreement, Sponsor owns (i) 8,125,000 shares of Parent Class F Common Stock (the “Founder Shares”) and (ii) 14,500,000 warrants (the “Sponsor Warrants”) issued under that certain Warrant Agreement, dated as of March 9, 2017 (the “Warrant Agreement”), by and between MPAC and Continental Stock Transfer and Trust Company, as warrant agent (the “Warrant Agent”), with each Sponsor Warrant entitling the holder thereof to purchase one-half of one share of Parent Class A Common Stock at an exercise price of $5.75 per half share of Parent Class A Common Stock;

WHEREAS, as of the date of this Agreement, Cantor owns 1,000,000 warrants (the “Cantor Warrants”) issued under the Warrant Agreement, with each Cantor Warrant entitling the holder thereof to purchase one-half of one share of Parent Class A Common Stock at an exercise price of $5.75 per half share of Parent Class A Common Stock; and

WHEREAS, as a condition and inducement to the willingness of USWS to enter into Merger and Contribution Agreement, USWS desires that Sponsor and Cantor enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Definitions. As used in this Agreement, each of the following capitalized terms has the meaning given to such term below:

“Available Funds Adjustment Factor” means (a) if the Available Funds Shortfall Amount is greater than zero, the number determined by dividing (i) the Available Funds Shortfall Amount by (ii) $325,000,000, rounded to four decimal places, or (b) if the Available Funds Shortfall Amount is zero, zero.

“Available Funds Inverse Adjustment Factor” means 1.0000 minus the Available Funds Adjustment Factor.

“Available Funds Shortfall Amount” means the amount, if any, by which $325,000,000 exceeds the amount of Available Funds (but in no event an amount less than zero).

“Conversion Shares” means the shares of Parent Class A Common Stock issued upon conversion of the Founder Shares at Closing, after giving effect to the Waiver (as defined in Section 4) and the Founder Share Cancelation (as defined in Section 5).

“Founder Shares Lock-up Period” has the meaning given to such term in the Letter Agreement.

“Initial Conversion Ratio” has the meaning given to such term in the Parent Certificate of Incorporation.

“Primary Exchange” means, at any time, the primary U.S. national or regional securities exchange or market on which the Parent Class A Common Stock is then listed or quoted.

“Trading Day” means a day on which the Primary Exchange is open for business.

“Transfer” has the meaning given to such term in the Letter Agreement.

“VWAP” means, for any Trading Day, the daily volume weighted average price of the Parent Class A Common Stock for such Trading Day on the Primary Exchange as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

“Warrant Registry” has the meaning given to such term in the Warrant Agreement.

2.            Agreement to Vote Shares. Sponsor irrevocably and unconditionally agrees that, during the Interim Period, at any meeting of stockholders of MPAC (including the Parent Stockholders Meeting) or any adjournment thereof, or in connection with any action by written consent of stockholders of MPAC, Sponsor will: (a) appear at each such meeting or otherwise cause the Founder Shares to be counted as present thereat for purposes of determining a quorum; and (b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, the Founder Shares (i) in favor of the approval of (A) each of the Parent Stockholder Proposals, (B) any proposal to adjourn a meeting of stockholders of MPAC for any purpose permitted under the Merger and Contribution Agreement and (C) any other proposals necessary or desirable to consummate the Transactions or the other transactions contemplated by the Merger and Contribution Agreement or the Ancillary Agreements (collectively, the “Transaction Proposals”), and (ii) against the approval of any action, proposal, transaction or agreement (other than the Transaction Proposals) that (A) results from, or is in connection with, a Parent Acquisition Proposal or (B) would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions. For the avoidance of doubt, Sponsor shall retain at all times the right to vote any Founder Shares in Sponsor’s sole discretion, and without any other limitation, on any matters other than those expressly covered by this Section 2 that are at any time or from time to time presented for consideration to MPAC’s stockholders.

3.            Restrictions on Transfer.

(a)          Sponsor agrees that, during the Interim Period, it will not Transfer any of the Founder Shares or any of the Sponsor Warrants other than in a Transfer that is permitted by paragraph 7(c) of the Letter Agreement, subject to Section 3(d).

(b)          Sponsor agrees that, after the Closing:

(i)          notwithstanding the expiration of the Founder Shares Lock-up Period pursuant to clause (B)(x) of paragraph 7(a) of the Letter Agreement, the restrictions on Transfer set forth in paragraph 7(a) of the Letter Agreement shall continue to apply to one-half of the Conversion Shares until such time as the Founder Shares Lock-up Period otherwise would have expired pursuant to clause (A) or clause (B)(y) of paragraph 7(a) of the Letter Agreement; and

(ii)         notwithstanding the expiration of the Founder Shares Lock-up Period pursuant to clause (A) or (B)(x) of paragraph 7(a) of the Letter Agreement or the expiration of the restrictions on Transfer set forth in clause (i) of this Section 3(b), Sponsor will not Transfer a number of Conversion Shares equal to (A) 1,000,000 multiplied by (B) the Available Funds Inverse Adjustment Factor until the earlier of (1) the first date on which the VWAP has been equal to or greater $12.00 for at least 20 of the 30 consecutive Trading Days immediately preceding such date, (2) the date specified in clause (B)(y) of paragraph 7(a) of the Letter Agreement (provided that this clause (2) shall apply only if the cash, securities or other property for which each share of Parent Class A Common Stock is exchangeable in the applicable transaction contemplated by such clause (B)(y) has a value equal to or greater than $12.00, as determined in good faith by Sponsor), and (3) the fifth anniversary of the Closing Date.

For the avoidance of doubt, nothing in this Section 3(b) shall affect the ability of Sponsor (or its permitted transferees or any subsequent permitted transferees) to Transfer any Conversion Shares pursuant to paragraph 7(c) of the Letter Agreement, subject to Section 3(d).

(c)          In connection with any Transfer by Sponsor of any Founder Shares, Conversion Shares or Sponsor Warrants pursuant to paragraph 7(c) of the Letter Agreement, Sponsor may determine, in its sole discretion:

(i)          if such Transfer is a Transfer of Founder Shares and occurs prior to the Closing, whether and to what extent the Founder Shares so transferred to each such transferee will be subject to the Founder Share Cancelation, provided that no such Transfer or determination by Sponsor shall reduce the total number of Founder Shares that will be subject to the Founder Share Cancelation below the number of Founder Shares subject to the Founder Share Cancelation as provided in Section 5;

(ii)         if such Transfer is a Transfer of Sponsor Warrants and occurs prior to the Closing, whether and to what extent the Sponsor Warrants so transferred to each such transferee will be subject to the Sponsor Warrant Cancelation, provided that no such Transfer or determination by Sponsor shall reduce the total number of Sponsor Warrants that will be subject to the Sponsor Warrant Cancelation below the number of Sponsor Warrants subject to the Sponsor Warrant Cancelation as provided in Section 6; and

(iii)        if such Transfer is a Transfer of Founder Shares or Conversion Shares and occurs prior to the expiration of the restrictions on Transfer set forth in clause (i) or clause (ii) of Section 3(b), whether and to what extent the Conversion Shares so transferred or issuable upon conversion of the Founder Shares so transferred, as applicable, to each such transferee will be subject to the restrictions on Transfer set forth in clause (i) or clause (ii) of Section 3(b), provided that no such Transfer or determination by Sponsor shall (A) reduce the total number of Conversion Shares that will be subject to the restrictions on Transfer set forth in clause (i) of Section 3(b) below the number of Conversion Shares subject to such restrictions on Transfer as provided in such clause (i) of Section 3(b) or (B) reduce the total number of Conversion Shares that will be subject to the restrictions on Transfer set forth in clause (ii) of Section 3(b) below the number of Conversion Shares subject to such restrictions on Transfer as provided in such clause (ii) of Section 3(b).

(d)          Sponsor agrees that Sponsor will not effect any Transfer of any Founder Shares, Conversion Shares or Sponsor Warrants permitted by paragraph 7(c) of the Letter Agreement (including to any Insider) unless:

(i)          the determinations made by Sponsor pursuant to Section 3(c) in connection with such Transfer are consistent with the terms of Section 3(c); and

(ii)         the applicable transferee has entered into a written agreement to be bound by:

(A)         this Section 3(d) with respect to future Transfers by such transferee;

(B)         if such Transfer is a Transfer of Founder Shares that occurs prior to the Closing, Section 2 and, to the extent applicable to such transferee as determined pursuant to Section 3(c), Section 5;

(C)         if such Transfer is a Transfer of Sponsor Warrants that occurs prior to the Closing, to the extent applicable to such transferee as determined pursuant to Section 3(c), Section 6; and

(D)         if such Transfer is a Transfer of Founder Shares or Conversion Shares and occurs prior to the expiration of the restrictions on Transfer set forth in clause (i) or clause (ii) of Section 3(b), to the extent applicable to such transferee as determined pursuant to Section 3(c), clause (i) and clause (ii) of Section 3(b).

4.            Waiver of Conversion Ratio Adjustment. Pursuant to Section 4.3(b)(ii) of the Parent Certificate of Incorporation, Sponsor hereby irrevocably and unconditionally waives any adjustment to the Initial Conversion Ratio pursuant to Section 4.3(b)(ii) of the Parent Certificate of Incorporation that otherwise would result from the issuance of shares of Parent Class A Common Stock or equity-linked securities pursuant to the Crestview Subscription Agreement or the PIPE Subscription Agreements or otherwise in connection with the Closing (the “Waiver”).

5.            Founder Share Cancelation. Sponsor agrees that, on the Closing Date and immediately prior to the consummation of the Closing, Sponsor shall forfeit and surrender to MPAC for cancelation, for no consideration, a number of Founder Shares equal to the sum of (a) (i) 2,000,000 multiplied by (ii) the Available Funds Inverse Adjustment Factor, (b) (i) (A) 8,125,000 minus (B) the number of Founder Shares determined pursuant to the preceding clause (a) multiplied by (ii) the Available Funds Adjustment Factor and (c) a number of Founder Shares equal to (i) the number of Drawn Shares (as such term is defined in the Crestview Subscription Agreement) multiplied by (ii) 0.7222, rounded up or down to the nearest whole number (the “Founder Share Cancelation”). On the Closing Date and prior to the conversion of the Founder Shares into shares of Parent Class A Common Stock, MPAC and Sponsor shall take such action as shall be necessary to cause the Founder Shares subject to the Founder Share Cancelation to be canceled and to no longer be outstanding, and MPAC shall cause the same to be reflected in the share registry maintained by MPAC or its transfer agent, as applicable.

6.            Sponsor Warrant Cancelation.

(a)          Subject to Section 6(b), Sponsor agrees that, on the Closing Date and immediately prior to the consummation of the Closing, Sponsor shall forfeit and surrender to MPAC for cancelation, for no consideration, 1,870,968 Sponsor Warrants (the “Sponsor Warrant Cancelation”). Subject to Section 6(b), on the Closing Date, MPAC and Sponsor shall take such action as shall be necessary to cause the Sponsor Warrants subject to the Sponsor Warrant Cancelation to be canceled by the Warrant Agent and to no longer be outstanding or exercisable and to cause the Warrant Agent to reflect the same in the Warrant Registry.

(b)          Notwithstanding Section 6(a), if any Sponsor Warrants are transferred to Crestview or its designee at Closing pursuant to the Crestview Subscription Agreement:

(i)          if the number of Sponsor Warrants so transferred to Crestview or its designee is equal to or greater than the number of Sponsor Warrants subject to the Sponsor Warrant Cancelation as provided in Section 6(a), the Sponsor Warrant Cancelation shall not occur, and MPAC and Sponsor shall have no obligation to effect the Sponsor Warrant Cancelation; and

(ii)         if the number of Sponsor Warrants so transferred to Crestview or its designee is less than the number of Sponsor Warrants subject to the Sponsor Warrant Cancelation as provided in Section 6(a), the number of Sponsor Warrants subject to the Sponsor Warrant Cancelation shall be reduced by the number of Sponsor Warrants so transferred to Crestview and its designee, and MPAC and Sponsor shall be obligated to effect the Sponsor Warrant Cancelation only with respect to such reduced number of Sponsor Warrants.

7.            Cantor Warrant Cancelation.

(a)          Subject to Section 7(b), Cantor agrees that, on the Closing Date and immediately prior to the consummation of the Closing, Cantor shall forfeit and surrender to MPAC for cancelation, for no consideration, 129,032 Cantor Warrants (the “Cantor Warrant Cancelation”). Subject to Section 7(b), on the Closing Date, MPAC and Cantor shall take such action as shall be necessary to cause the Cantor Warrants subject to the Cantor Warrant Cancelation to be canceled by the Warrant Agent and to no longer be outstanding or exercisable and to cause the Warrant Agent to reflect the same in the Warrant Registry. Cantor agrees that it will not transfer any Cantor Warrants prior to the Closing unless either (i) Cantor retains at least 129,032 Cantor Warrants following such Transfer or (ii) the transferee or transferees agree in writing to be bound by this Section 7 with respect to a number of Cantor Warrants such that 129,032 Cantor Warrants remain subject to the Cantor Warrant Cancelation.

(b)          Notwithstanding Section 7(a), if any Cantor Warrants are transferred to Crestview or its designee at Closing pursuant to the Crestview Subscription Agreement:

(i)          if the number of Cantor Warrants so transferred to Crestview or its designee is equal to or greater than the number of Cantor Warrants subject to the Cantor Warrant Cancelation as provided in Section 7(a), the Cantor Warrant Cancelation shall not occur, and MPAC and Cantor shall have no obligation to effect the Cantor Warrant Cancelation; and

(ii)         if the number of Cantor Warrants so transferred to Crestview or its designee is less than the number of Cantor Warrants subject to the Cantor Warrant Cancelation as provided in Section 7(a), the number of Cantor Warrants subject to the Cantor Warrant Cancelation shall be reduced by the number of Cantor Warrants so transferred to Crestview and its designee, and MPAC and Cantor shall be obligated to effect the Cantor Warrant Cancelation only with respect to such reduced number of Cantor Warrants.

8.            Termination. This Agreement shall terminate and shall have no further force or effect at the earlier to occur of (a) the termination of the Merger and Contribution Agreement in accordance with its terms and (b) (i) with respect to Sponsor, the expiration of the all of the restrictions on Transfer set forth in Section 3(b), and (ii) with respect to Cantor, the Closing; provided, however, that the provisions of this Section 8 and Sections 9, 10, 11 and 12 shall survive any termination of this Agreement. Notwithstanding anything else contained herein, such termination shall not relieve any Party from liability for any breach of this Agreement by such Party prior to such termination.

9.            Capacity; Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary (a) each of Sponsor and Cantor is entering into this Agreement solely on its own behalf in its capacity as the record holder of, respectively, the Founder Shares and the Sponsor Warrants or the Cantor Warrants, and (b) nothing in this Agreement shall be construed to limit or affect any action or inaction by any Representative of Sponsor or Cantor or any of their respective Affiliates serving as a director, officer, employee or other fiduciary of MPAC or any Subsidiary of MPAC acting in such Person’s capacity as such.

10.          No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among MPAC, USWS, Sponsor and Cantor (solely for the purposes specified herein) and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among any of the Parties.

11.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in MPAC or USWS any direct or indirect ownership or incidence of ownership of or with respect to any Founder Shares, Conversion Shares, Sponsor Warrants or Cantor Warrants. All rights, ownership and economic benefits of and relating to the Founder Shares (subject to the Founder Share Cancelation), the Conversion Shares (upon issuance thereof) and the Sponsor Warrants (subject to the Sponsor Warrant Cancelation) shall be and remain vested in and belong to Sponsor or, if applicable, its permitted transferees and any subsequent permitted transferees. All rights, ownership and economic benefits of and relating to the Cantor Warrants (subject to the Cantor Warrant Cancelation) shall be and remain vested in and belong to Cantor or, if applicable, its permitted transferees and any subsequent permitted transferees.

12.          Miscellaneous.

(a)          Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the obligations contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the obligations contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(b)          Binding Effect and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. Except as provided in Section 3(d) and Section 7, no Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties. Any purported assignment in violation of this Section 12(b) shall be void.

(c)          Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(d)          Specific Performance; Injunctive Relief. The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(e)          Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) when delivered by certified mail, registered mail, courier service, return-receipt received to the Party at the address set forth below:

(i)	if to MPAC, to

Matlin & Partners Acquisition Corporation
520 Madison Avenue
35th Floor
New York, New York 10022
Attn: Robert H. Weiss
Email: weiss@matlinpatterson.com

With a copy to (which shall not constitute notice hereunder):

Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attn: Charles H. Still, Jr.
Email: charles.still@bracewell.com

(ii)	if to USWS, to

USWS Holdings LLC
770 S. Post Oak Lane, Suite 405
Houston, Texas 77056
Attn: Joel Broussard
Email: joelb@uswellservices.com

(iii)	if to Sponsor, to

Matlin & Partners Acquisition Sponsor LLC
c/o MatlinPatterson Global Advisers LLC
520 Madison Avenue
35th Floor
New York, New York 10022
Attn: Robert H. Weiss
Email: weiss@matlinpatterson.com

(iv)	if to Cantor, to

Cantor Fitzgerald & Co.
499 Park Avenue
New York, New York 10022
Attn: Sage Kelly, Head of Investment Banking
Email: sage.kelly@cantor.com
Facsimile: (212)-829-4708

With a copy to (which shall not constitute notice hereunder):

Cantor Fitzgerald & Co.
499 Park Avenue
New York, New York 10022
Attn: Stephen Merkel, General Counsel
Email: Stephen.merkel@cantor.com
Facsimile: (212)-829-4708

(f)          Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflict of laws thereof.

(g)          Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement may only be instituted in any state or federal court in the Borough of Manhattan, City of New York, which will have exclusive jurisdiction for all matters relating to this Agreement, and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

(h)          WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(h).

(i)          Entire Agreement; Effect on Letter Agreement. This Agreement contains all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their Representatives, oral or written, respecting such subject matter. Notwithstanding the foregoing or anything else in this Agreement to the contrary nothing in this Agreement shall be deemed to amend, modify or, except as expressly provided in Section 3(b), otherwise affect the Letter Agreement or any terms or provisions thereof, and the Letter Agreement shall remain in full force and effect in accordance with its terms.

(j)          Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing, and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

(k)          Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

(l)          Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

(m)         Interpretation. The Parties have participated in the drafting and negotiation of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement.

(n)          Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such costs and expenses.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

Matlin & Partners Acquisition Corporation

By:	/s/ David J. Matlin
Name: David J. Matlin
Title: Chief Executive Officer

USWS Holdings LLC

By:	/s/ Joel Broussard
Name: Joel Broussard
Title: Chief Executive Officer

Matlin & Partners Acquisition Sponsor LLC

By:	/s/ David J. Matlin
Name: David J. Matlin
Title: Director

Solely for purposes of Sections 7 through 12,

Cantor Fitzgerald & Co.

By:	/s/ John Belle
Name: John Belle
Title: COO, Investment Banking

Signature Page to Sponsor Agreement